EXHIBIT 23.6

[TRONY LETTERHEAD]

November 27, 2009

PRIVATE & CONFIDENTIAL

Frost & Sullivan

3601B-3602, The Center, 989 Changle Rd

Shanghai

People’s Republic of China

Re:	Trony Solar Holdings Company Limited (“Trony”)
References to Frost & Sullivan/Reports

Dear Madam/Sirs:

As you know, we intend to refer to certain provisions of Frost & Sullivan’s reports (the “Reports”) in Trony’s Registration Statement on Form F-1 (the “Registration Statement”) relating to Trony’s proposed initial public offering in the U.S. (the “Proposed IPO”).  We attach in Appendix I extracts from the Registration Statement which contain references to the Reports.

We would like to seek your written consent to our references to the Reports as indicated on Appendix I hereto in the Registration Statement and any other documents in connection with the Proposed IPO. In addition, we would like you to confirm that our references to the Reports reflect the most recent available information. We would appreciate it if you could kindly indicate your consent by signing and returning the enclosed letter.

Thank you in advance for your cooperation in this matter.

Yours faithfully,

Trony Solar Holdings Company Limited

/s/ Howard Chu
Name: Howard Chu
Title: Chief Financial Officer

[to be printed on the letterhead of the source]

November 27, 2009

PRIVATE & CONFIDENTIAL

To:	Trony Solar Holdings Company Limited

Suite 1217-1225,
The Pavilion Century Tower,
4002 North Hua Qiang Road,
Shenzhen, People’s Republic of China, 518028

	Re:	Trony Solar Holdings Company Limited

Consent to References to Frost & Sullivan/Reports

Madam/Sirs:

We refer to your letter dated as of November 27, 2009 (the “Trony Letter”).  Terms used in this letter shall have the same meanings given to them in the Trony Letter.

In connection with the Proposed IPO, we hereby consent to references to our name and to the Reports in the Registration Statement and any other documents in connection with the Proposed IPO. We confirm that your references to the Reports reflect the most recent available information.

Yours faithfully,

For and on behalf of Frost & Sullivan

/s/ Neil Wang
Name: Neil Wang
Title: General Manager

Appendix I

According to a Frost & Sullivan report commissioned by us, total off-grid applications manufactured in China for both domestic installation and exports are forecasted to increase from 405 MW in 2009 to 1,479MW in 2013, representing a CAGR of 38.2%.